Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

October 3, 2012

B&G Foods, Inc.

Four Gatehall Drive, Suite 110

Parsippany, New Jersey  07054

Re:  Final Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to B&G Foods, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (Registration No. 333-168846) filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 13, 2010 and declared effective by the Commission on August 26, 2010 (the “Registration Statement”); the preliminary prospectus supplement relating to 3,629,165 shares (“Shares”) of the Company’s common stock, par value $0.01 per share, dated October 1, 2012 together with the Company’s final base prospectus dated August 13, 2010, as filed on October 1, 2012 with the Commission under Rule 424(b)(5) (collectively, the “Preliminary Prospectus”); and the final prospectus supplement relating to the Shares dated October 2, 2012 together with the Company’s final base prospectus dated August 13, 2010, as filed today with the Commission under Rule 424(b)(5) (collectively, the “Prospectus”).  The Company will sell the Shares pursuant to the Underwriting Agreement (the “Underwriting Agreement”) substantially in the form filed as Exhibit 1.1 to the Current Report on Form 8-K filed today by the Company with the Commission (the “Current Report”).  This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to the contents of the Registration Statement, Preliminary Prospectus, Final Prospectus or any other matter other than the validity of the Shares.

As your counsel, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of parties to all documents. Based on the foregoing, we advise you that, in our opinion when (i)

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the Underwriting Agreement has been executed and delivered by the parties thereto and (ii) the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Current Report.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP